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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No.  )*


                               MyPoints.com, Inc.
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                                (Name of Issuer)


                         Common Stock, $0.001 par value
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                         (Title of Class of Securities)


                                  62855T-10-2
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                                 (CUSIP Number)



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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)



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*   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 62855T-10-2                     13G                  Page 2 of 3 Pages

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 1    NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
      (ENTITIES ONLY)

      Direct Marketing Technology, Inc.
      36-3134263
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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                 (a) [ ]
                                                                         (b) [ ]
      N/A
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 3    SEC USE ONLY

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 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
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          NUMBER OF            5    SOLE VOTING POWER

           SHARES                   3,674,356
                               -------------------------------------------------
        BENEFICIALLY           6    SHARED VOTING POWER

          OWNED BY                  N/A
                               ------------------------------------------------
            EACH               7    SOLE DISPOSITIVE POWER

          REPORTING                 3,674,356
                               ------------------------------------------------
           PERSON              8    SHARED DISPOSITIVE POWER

            WITH                    N/A
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 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,674,356
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]
      (See Instructions)

      N/A
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.2%
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12    TYPE OF REPORTING PERSON (See Instructions)

      CO
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By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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                                    SIGNATURE

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                               Direct Marketing Technology, Inc.


February  11 , 2000
        DATE

                                          /s/   James J. Antal, Vice President

                                            ---------------------------------
                                               James J. Antal, Vice President